Houston American Energy Corp Announces Notification of Continued NYSE MKT Listing Deficiencies and Extension of Period to Regain Compliance

HOUSTON, TX. – February 7, 2017, Houston American Energy Corp. (NYSE MKT: HUSA, or the “Company”) today announced receipt, on February 6, 2017, of notification from NYSE Regulation that the Company continues to be in non-compliance with the NYSE MKT’s continued listing standards and that the listing of the Company’s common stock was being continued pursuant to an extension.

The notification cited continued failure to comply with Section 1003(a)(iii) of the NYSE MKT Company Guide (the "Company Guide") as a result of the Company’s failure to maintain stockholders’ equity of at least $6 million coupled with reported net losses in its five most recent fiscal years. The notification also cited failure to comply with Section 1003(f)(v) of the Company Guide as a result of the continued trading of the Company’s common stock at a low price.

The Company’s common stock has continued to be listed on the NYSE MKT pursuant to a plan, submitted by the Company, to regain compliance with applicable listing standards. Pursuant to the notification, NYSE Regulation has granted to the Company an extension to the cure period with respect to its stock price through February 28, 2017. If the Company is not in compliance with the continued listing standards by February 28, 2017, or if it does not make progress consistent with the plan in the interim, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The NYSE MKT notice has no immediate impact on the listing of the Company's common stock, which will, while the Company attempts to regain compliance with the NYSE MKT listing standards and subject to periodic review by NYSE Regulation, continue to trade on the NYSE MKT under the symbol "HUSA," with the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

For additional information, view the company's website at www.HoustonAmericanEnergy.com  or contact the Houston American Energy Corp. at (713) 222-6966.